Exhibit 99.1

Simulations Plus Reports First Quarter Fiscal 2025 Financial Results

Total revenue up 31% year-over-year primarily driven by strong software growth

RESEARCH TRIANGLE PARK, NC, January 7, 2025 – Simulations Plus, Inc. (Nasdaq: SLP) (“Simulations Plus”), a leading provider of cheminformatics, biosimulation, simulation-enabled performance and intelligence solutions, and medical communications to the biopharma industry, today reported financial results for its first quarter fiscal 2025, ended November 30, 2024.

First Quarter 2025 Financial Highlights (compared to first quarter 2024)

•Total revenue increased 31% to $18.9 million
•Software revenue increased 41% to $10.7 million, representing 57% of total revenue
•Services revenue increased 19% to $8.2 million, representing 43% of total revenue
•Gross profit of $10.2 million; gross margin was 54%
•Net income of $0.2 million and diluted EPS of $0.01 compared to net income of $1.9 million and diluted EPS of $0.10
•Adjusted EBITDA of $4.5 million, representing 24% of total revenue, compared to $3.4 million, representing 23% of total revenue
•Adjusted net income of $3.4 million and adjusted diluted EPS of $0.17, compared to adjusted net income of $3.7 million and adjusted diluted EPS of $0.18

Management Commentary

“We are off to a strong start to fiscal 2025 with total revenue increasing by 31% in the first quarter,” said Shawn O’Connor, Chief Executive Officer of Simulations Plus. “Our team delivered 41% growth across our software platforms. MonolixSuite™ was a meaningful contributor with a 43% growth rate this quarter. We are seeing increased adoption for this leading edge solution including a recent commitment from a major pharmaceutical client to fully implement PKanalix®, which is the user-friendly and fast application for compartmental analysis, non-compartmental analysis, and bioequivalence studies component of MonolixSuite. Additionally, we saw 40% growth in our Quantitative Systems Pharmacology (QSP) business unit with strong demand for model licenses in the disease areas of Psoriatic Arthritis and Crohn’s Disease.

“Services revenue increased 19%, however this segment faced some temporary headwinds this quarter. There were some client-driven data delays that postponed the ramp up of certain projects into our fiscal year second quarter. We were pleased to see that this quarter’s bookings were especially strong in our Clinical Pharmacology & Pharmacometrics (CPP) and Medical Communications (MC) business units.

“Overall, our team achieved solid results despite ongoing funding challenges and cost constraints in the pharma and biotech sectors. The integration of our Adaptive Learning and Insights (ALI) and MC business units is progressing well. For fiscal 2025, we expect momentum to be strongest in the back half of the year, which puts us on track to meet our stated guidance.”

Fiscal 2025 Guidance

Fiscal 2025 Guidance
Revenue	$90M - $93M
Revenue growth	28 - 33%
Software mix	55 - 60%
Adjusted EBITDA margin	31 - 33%
Adjusted diluted EPS	$1.07 - $1.20

Webcast and Conference Call Details

Shawn O’Connor, Chief Executive Officer, and Will Frederick, Chief Financial and Operating Officer, will host a conference call and webcast today at 5 p.m. Eastern Time to discuss the details of Simulations Plus’ performance for the quarter and certain forward-looking information. The call may be accessed by registering here or by calling 1-877-451-6152 (domestic) or 1-201-389-0879 (international) or by clicking on this Call me™ link to request a return call. The webcast can be accessed on the investor relations page of the Simulations Plus website https://www.simulations-plus.com/investorscorporate-profile/corporate-profile/ where it will also be available for replay approximately one hour following the call.

Non-GAAP Financial Measures

This press release contains “non-GAAP financial measures,” which are measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

A further explanation and reconciliation of these non-GAAP financial measures is included below and in the financial tables in this release.

The Company believes that the non-GAAP financial measures presented facilitate an understanding of operating performance and provide a meaningful comparison of its results between periods. The Company’s management uses non-GAAP financial measures to, among other things, evaluate its ongoing operations in relation to historical results, for internal planning and forecasting purposes and in the calculation of performance-based compensation. Adjusted EBITDA and Adjusted Diluted EPS represent measures that we believe are customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that these measures are useful in evaluating our core operating results. However, Adjusted EBITDA and Adjusted Diluted EPS are not measures of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income, operating income, or diluted EPS as indicators of our operating performance or to net cash provided by operating activities as a measure of our liquidity. We believe the Company’s Adjusted EBITDA and Adjusted Diluted EPS measures provide information that is directly comparable to that provided by other peer companies in our industry, but other companies may calculate non-GAAP financial results differently, particularly related to nonrecurring, unusual items.

Please note that the Company has not reconciled the adjusted EBITDA or adjusted diluted earnings per share forward-looking guidance included in this press release to the most directly comparable GAAP measures because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, financings, and employee stock compensation programs, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

Adjusted EBITDA

Adjusted EBITDA represents net income excluding the effect of interest expense (income), provision (benefit) for income taxes, amortization expense, intangible asset amortization, equity-based compensation expense, loss (gain) on currency exchange, goodwill impairment, change in fair value of contingent consideration, reorganization expense, acquisition and integration expense and other items not indicative of our ongoing operating performance.

Adjusted Net Income and Adjusted Diluted EPS

Adjusted net income and adjusted diluted earnings per share exclude the effect of amortization expense, equity-based compensation expense, loss (gain) on currency exchange, goodwill impairment, change in fair value of contingent consideration, reorganization expense, acquisition and integration expense and other items not indicative of our ongoing operating performance as well as the income tax provision adjustment for such charges.

The Company excludes the above items because they are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately for future.

About Simulations Plus

With more than 25 years of experience serving clients globally, Simulations Plus stands as a premier provider in the biopharma sector, offering advanced software and consulting services that enhance drug discovery, development, research, clinical trial operations, regulatory submissions, and commercialization. Our comprehensive biosimulation solutions integrate artificial intelligence/machine learning (AI/ML), physiologically based pharmacokinetics, physiologically based biopharmaceutics, quantitative systems pharmacology/toxicology, and population PK/PD modeling approaches. We also deliver simulation-enabled performance and intelligence solutions alongside medical communications support for clinical and commercial drug development. Our cutting-edge technology is licensed and utilized by leading pharmaceutical, biotechnology, and regulatory agencies worldwide. For more information, visit our website at www.simulations-plus.com. Follow us on LinkedIn | X | YouTube.

Environmental, Social, and Governance

We focus our Environmental, Social, and Governance (ESG) efforts where we can have the most positive impact. To learn more about our latest initiatives and priorities, please visit our website to read our 2023 ESG update.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Words like “believe,” “expect,” and “anticipate” mean that these are our best estimates as of this writing, but there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to integrate our ALI and MC business units, our ability to meet our stated guidance, our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, market conditions, macroeconomic factors, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

Investor Relations Contact:
Lisa Fortuna
Financial Profiles
310-622-8251
slp@finprofiles.com

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended
(in thousands, except per common share amounts)	November 30, 2024	November 30, 2023
Revenues
Software	$10,715	$7,589
Services	8,209	6,911
Total revenues	18,924	14,500
Cost of revenues
Software	2,638	991
Services	6,068	3,661
Total cost of revenues	8,706	4,652
Gross profit	10,218	9,848
Operating expenses
Research and development	1,848	1,217
Sales and marketing	2,851	1,989
General and administrative	5,393	5,682
Total operating expenses	10,092	8,888
Income from operations	126	960
Other income	144	1,446

Income before income taxes	270	2,406
Provision for income taxes	(64)	(461)
Net income	$206	$1,945

Earnings per share
Basic	$0.01	$0.10
Diluted	$0.01	$0.10

Weighted-average common shares outstanding
Basic	20,068	19,947
Diluted	20,266	20,279

Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(42)	(54)
Unrealized gains on available-for-sale securities	$4	$—
Comprehensive income	$168	$1,891

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)	November 30, 2024	August 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$6,187	$10,311
Accounts receivable, net of allowance for credit losses of $145 and $149	12,804	9,136
Prepaid income taxes	2,327	2,197
Prepaid expenses and other current assets	7,098	7,753
Short-term investments	11,983	9,944
Total current assets	40,399	39,341
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $19,500 and $18,727	12,441	12,499
Property and equipment, net	819	812
Operating lease right-of-use assets	1,342	1,027
Intellectual property, net of accumulated amortization of $6,575 and $5,490	22,045	23,130
Other intangible assets, net of accumulated amortization of $3,497 and $3,177	23,076	23,210
Goodwill	96,305	96,078
Other assets	489	542
Total assets	$196,916	$196,639
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,120	$602
Accrued compensation	1,882	4,513
Accrued expenses	580	2,043
Contracts payable - current portion	2,440	2,440
Operating lease liability - current portion	485	475
Deferred revenue	3,231	1,996
Total current liabilities	9,738	12,069
Long-term liabilities
Deferred income taxes, net	1,648	1,608
Operating lease liability - net of current portion	835	531
Total liabilities	12,221	14,208
Commitments and contingencies	—	—
Shareholders' equity
Preferred stock, $0.001 par value - 10,000,000 shares authorized; no shares issued and outstanding	$—	$—
Common stock, $0.001 par value and additional paid-in capital —50,000,000 shares authorized; 20,085,014 and 20,051,134 shares issued and outstanding	154,424	152,328
Retained earnings	30,560	30,354
Accumulated other comprehensive loss	(289)	(251)
Total shareholders' equity	184,695	182,431
Total liabilities and shareholders' equity	$196,916	$196,639

SIMULATIONS PLUS, INC.
Trended Financial Information (1)
(Unaudited)

(in millions except earnings per share amounts)

	FY24				FY25	FY24
	Q1	Q2	Q3	Q4	Q1	Full Year
Revenue
Software	$7.589	$11.614	$11.908	$9.913	$10.715	$41.024
Services	$6.911	$6.691	$6.636	$8.751	$8.209	$28.989
Total	$14.500	$18.305	$18.544	$18.664	$18.924	$70.013

Gross Margin
Software	86.9%	88.4%	88.2%	72.4%	75.4%	84.2%
Services	47.0%	44.2%	41.4%	-4.0%	26.1%	29.7%
Total	67.9%	72.2%	71.5%	36.6%	54.0%	61.6%

Income from operations	$0.960	$4.442	$1.880	$(1.151)	$0.126	$6.131
Operating Margin	6.6%	24.3%	10.1%	-6.2%	0.7%	8.8%
Net Income	$1.945	$4.029	$3.137	$0.843	$0.206	$9.954
Diluted Earnings Per Share	$0.10	$0.20	$0.15	$0.04	$0.01	$0.49
Adjusted EBITDA	$3.388	$7.135	$5.586	$4.148	$4.493	$20.257
Adjusted Diluted EPS	$0.18	$0.32	$0.27	$0.18	$0.17	$0.95
Cash Flow from Operations	$0.162	$5.810	$5.700	$1.600	$(1.274)	$13.320

Revenue Breakdown by Region
Americas	$10.891	$12.461	$12.428	$14.700	$14.469	$50.473
EMEA	2.302	4.665	4.513	2.600	2.720	14.072
Asia Pacific	1.307	1.179	1.603	1.400	1.735	5.468
Total	$14.500	$18.305	$18.544	$18.700	$18.924	$70.013

Software Performance Metrics
Avg. Revenue per Customer (in thousands)
Commercial	$79.0	$113.0	$97.0	$89.0	$94.0

Services Performance Metrics
Backlog (in millions)	$18.910	$18.041	$19.602	$14.091	$17.254

(1) Numbers may not add due to rounding

SIMULATIONS PLUS, INC.
Reconciliation of Adjusted EBITDA to Net Income (1)
(Unaudited)

(in millions)

	FY 2024				FY25	FY24
	Q1	Q2	Q3	Q4	Q1	Full Year
Net Income	$1.945	$4.029	$3.137	$0.843	$0.206	$9.954
Excluding:
Interest income and expense, net	(1.292)	(1.348)	(1.522)	(0.213)	(0.159)	(4.375)
Provision for income taxes	0.461	1.223	0.753	0.020	0.064	2.457
Depreciation and amortization	1.091	1.105	1.263	2.206	2.265	5.665
Stock-based compensation	1.303	1.585	1.665	1.387	1.589	5.940
(Gain) loss on currency exchange	(0.044)	0.098	(0.009)	(0.431)	0.015	(0.386)
Change in value of contingent consideration	(0.110)	0.440	(0.599)	(1.370)	—	(1.639)
Reorganization expense	—	—	—	—	0.258	—
Mergers & Acquisitions expense	0.034	0.003	0.898	1.706	0.255	2.641
Adjusted EBITDA	$3.388	$7.135	$5.586	$4.148	$4.493	$20.257
(1) Numbers may not add due to rounding

SIMULATIONS PLUS, INC.
Reconciliation of Adjusted Diluted EPS to Diluted EPS (1)
(Unaudited)
(in millions, except Diluted EPS and Adjusted Diluted EPS)

	FY 2024				FY25	FY24
	Q1	Q2	Q3	Q4	Q1	Full Year
Net Income (GAAP)	$1.945	$4.029	$3.137	$0.843	$0.206	$9.954
Excluding:
Amortization	0.991	0.991	1.122	2.059	2.130	5.163
Stock-based compensation	1.303	1.585	1.665	1.387	1.589	5.940
(Gain) loss on currency exchange	(0.044)	0.098	(0.009)	(0.431)	0.015	(0.386)
Mergers & Acquisitions expense	0.034	0.003	0.898	1.706	0.255	2.641
Change in value of contingent consideration	(0.110)	0.440	(0.599)	(1.370)	—	(1.639)
Reorganization expense	—	—	—	—	0.258	—
Tax effect on above adjustments	(0.417)	(0.746)	(0.603)	(0.554)	(1.007)	(2.320)
Adjusted Net income (Non-GAAP)	$3.702	$6.400	$5.611	$3.640	$3.446	$19.353
Weighted-avg. common shares outstanding:
Diluted	20.279	20.315	20.433	20.338	20.266	20.301

Diluted EPS (GAAP)	$0.10	$0.20	$0.15	$0.04	$0.01	$0.49
Adjusted Diluted EPS (Non-GAAP)	$0.18	$0.32	$0.27	$0.18	$0.17	$0.95
(1) Numbers may not add due to rounding